Exhibit 16.1

September 27, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for MTS Systems Corporation and, under the date of November 26, 2018, we reported on the consolidated financial statements of MTS Systems Corporation as of and for the years ended September 29, 2018 and September 30, 2017. On September 25, 2019, we were notified that the Audit Committee of MTS Systems Corporation appointed Deloitte & Touche LLP (Deloitte) as its principal accountant for the year ending October 3, 2020 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of MTS Systems Corporation’s consolidated financial statements as of and for the year ended September 28, 2019, and the issuance of our report thereon. We have read MTS Systems Corporation’s statements included under Item 4.01 of its Form 8-K dated September 27, 2019, and we agree with such statements, except that we are not in a position to agree or disagree with MTS Systems Corporation’s statement that the change was approved by the Audit Committee subject to the completion of Deloitte’s standard client acceptance procedures and execution of an engagement letter, and we are not in a position to agree or disagree with any of MTS Systems Corporation’s statements in the last paragraph relating to consultations with Deloitte.

Very truly yours,

/s/ KPMG LLP